Exhibit 10.8

SEALED AIR CORPORATION EXECUTIVE SEVERANCE PLAN

Article 1

Purpose

Sealed Air Corporation (the “Plan Sponsor”), on behalf of each participating entity included as the Company, hereby adopts the Sealed Air Corporation Executive Severance Plan (the “Plan”), effective as of the Effective Date.  The Plan is established to provide financial assistance to a Participant whose Employment is terminated due to an Involuntary Termination of Employment occurring on or after the Effective Date.  This document is an amendment and restatement of the Plan effective as of January 1, 2015 to reflect a change in certain choice of law and venue provisions in connection with a relocation of the Plan Sponsor’s corporate headquarters.

The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to meet all applicable requirements of ERISA and regulations thereunder, as in effect from time to time.  The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under Section 3(1) of ERISA, and is intended to be exempt from the reporting and disclosure requirements of ERISA as an unfunded welfare plan for a select group of management or highly compensated employees.

The establishment of the Plan shall not affect or modify the rights of a Participant with respect to  severance benefits under any individual employment agreement or change in control agreement with a Participant (exclusive of termination treatment provisions in equity awards) (each, an “Agreement”).  In no event may a Participant receive severance benefits under both this Plan and an Agreement, or any other arrangement with the Company, except to the extent the Company expressly determines otherwise.  If a Participant has an Agreement and such Agreement provides for the payment of severance benefits in connection with a Participant’s Involuntary Termination of Employment, to the extent the events giving rise to the Involuntary Termination of Employment are covered by such Agreement, such Agreement and not this Plan shall govern the payment of severance benefits relating to such Involuntary Termination of Employment.  In addition, the establishment of this Plan does not nullify or replace any non-competition, release of claims or other agreements between the Company and any of its employees or former employees entered into in connection with any such Agreements.

Article 2

Definitions

2.1 Affiliate.  All members of any controlled group within the meaning of Code Sections 414(b) and (c) that includes the Plan Sponsor.

2.2 Board.  The Board of Directors of the Plan Sponsor.

2.3 Cause.  Any conduct of a Participant contained in the following list:

(a) the Participant engaging in fraud, embezzlement, or theft in connection with the Participant’s duties or in the course of his or her employment;

(b) an act or omission by the Participant that is willfully or grossly negligent, contrary to the Company’s established policies or practices, or materially harmful to the Company’s business or reputation or to the business of the Company’s customers or suppliers as it relates to the Company;

(c) the Participant’s plea of no contest to, or conviction of, a felony;

(d) the Participant’s substantial failure to perform his or her duties after receiving notice of the failure from the Plan Administrator, which failure has not been cured within thirty (30) days after the Participant receives notice of the failure; or

(e) the Participant’s breach of a restrictive covenant under Section 4.6.

2.4 Change in Control.  The occurrence of any of the following events:

(a) Any person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of the outstanding voting securities of the Plan Sponsor entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Plan Sponsor, (ii) any acquisition by the Plan Sponsor, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Plan Sponsor, or (iv) any acquisition pursuant to a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Plan Sponsor’s assets, or the acquisition of assets or stock of another entity by the Plan Sponsor, or other corporate transaction involving the Plan Sponsor or any of its subsidiaries (a “Corporate Transaction”) that complies with subsections (b), (c) and (d) of this definition;

(b) Continuing Directors cease for any reason to constitute at least a majority of the Board;

(c) Consummation of a Corporate Transaction unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Plan Sponsor or all or substantially all of the Plan Sponsor’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Voting Securities immediately prior to such Corporate Transaction, (ii) no person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Plan Sponsor or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction; or

(d) The stockholders of the Plan Sponsor give approval of a complete liquidation or dissolution of the Plan Sponsor.

Notwithstanding the foregoing, if it is determined that any amounts payable hereunder are subject to the requirements of Section 409A of the Code and payable upon a Change in Control, the Plan Sponsor will not be deemed to have undergone a Change in Control unless the Plan Sponsor is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

2.5 COBRA.  The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.6 Code.  The Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).

2.7 Company.  The Plan Sponsor, its successor and assigns, and any of its United States Affiliates that, with the consent of the Plan Sponsor, adopt the Plan for the benefit of their employees.  The Plan Sponsor may act on behalf of any such adopting Affiliate for purposes of this Plan.

2.8 Compensation.  A Participant’s annualized base pay at the rate in effect on his or her Separation Date, and in all cases excluding bonuses, commissions, overtime or any other form of variable or extra compensation.

2.9 Continuing Director.  A director of the Plan Sponsor who is serving as such on the Effective Date and any person who is approved as a nominee or elected to the Board by a majority of the Continuing Directors who are then members of the Board, but excluding, for this purpose, any such person whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a person other than the Board.

2.10 Disabled or Disability.  An incapacity that has resulted in qualification of a Participant to receive long-term disability benefits under The Sealed Air Long Term Disability Insurance Plan.  If the Participant is not covered by The Sealed Air Long Term Disability Insurance Plan, the Participant is considered to have a Disability if the Participant’s incapacity results in a determination by the Social Security Administration that the Participant is entitled to a Social Security disability benefit.  The Plan Administrator may establish uniform and nondiscriminatory time limits for such determination by the Social Security Administration and for notice of such determination to be provided to the Plan Administrator in order for such incapacity to be a Disability under the Plan.

2.11 Effective Date.  February 5, 2014.

2.12 Employment.  A Participant’s employment with the Company, beginning on the Participant’s original date of hire and ending on the Participant’s Separation Date.  To the extent required by any applicable purchase agreement or as otherwise determined by the Plan Sponsor, a Participant’s period of Employment also includes, if applicable, time with any entity prior to the entity being acquired by or merging with the Company.

2.13 Good Reason.  “Good Reason” as defined under a Participant’s employment agreement with the Company, in the event one exists, or otherwise a Participant’s termination of Employment following the initial existence of one or more of the following conditions without the consent of the Participant:

(a) a material diminution in the Participant’s base compensation;

(b) a material diminution in the Participant’s authority, duties, or responsibilities; or

(c) a material change in the geographic location at which the Participant must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Participant’s then present location will not be considered a material change in geographic location.

For a termination of Employment to constitute a termination for Good Reason, the Participant must provide notice to the Company of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days to remedy the condition.  If the condition is not remedied by the Company within thirty (30) days of the notice, the Participant must terminate his or her employment within thirty (30) days after the failure to remedy the condition.

2.14 Involuntary Termination of Employment.  A Participant’s termination of Employment, other than by reason of death or Disability, (a) by the Company without Cause, or (b) by the Participant for Good Reason.

2.15 Participant.  Any individual selected by the Plan Administrator to participate in the Plan pursuant to Article 3.

2.16 Plan.  The Sealed Air Corporation Executive Severance Plan, as stated herein and as may be amended from time to time.

2.17 Plan Administrator.  The Organization and Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan pursuant to Section 5.2, which shall control and manage the operation and administrative of the Plan as the named fiduciary.

2.18 Plan Year.  The calendar year.  The first Plan Year shall begin on the Effective Date and end on December 31, 2014.

2.19 Separation Date.  A Participant’s last day of active Employment (i.e., the last day the Participant works for the Company) due to an Involuntary Termination of Employment which entitles the Participant to benefits from the Plan.

2.20 Severance Benefits.  Benefits paid to a Participant pursuant to Article 4.

2.21 Welfare Benefits.  The basic life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, and medical, dental, and vision insurance benefits provided by the Company to a given Participant (and any eligible dependents).

2.22 Year of Service.  A Participant’s aggregate period of Employment divided into whole years, subject to the following rules:

(a) Any absence of Employment for a period of 12 or more successive months shall be excluded;

(b)Any remaining partial period of Employment of at least six months shall be rounded up to be considered as a full Year of Service;

(c) Any remaining partial period of Employment of less than six months shall not be included when calculating Years of Service;

(d) The Years of Service of any Participant who previously was eligible for severance benefits under the Plan or any other plan, program, policy or arrangement sponsored by the Company and is subsequently rehired by the Company shall be canceled in an amount determined by the Company as appropriate to avoid the duplication of the payment of Severance Benefits related to the period of Employment prior to rehire for which severance benefits were earlier paid.

Article 3

Eligibility for Benefits Guidelines

3.1 Participation Requirements.  The Plan Administrator may designate, in its sole discretion and from time to time, one or more employees of the Company to participate in the Plan as Participants.

3.2 Notice of Participation.  The Plan Administrator shall provide each Participant selected to participate in the Plan with a letter notifying the Participant of his or her participation in the Plan and the potential Severance Benefits payable under the Plan.

3.3 Eligibility for Severance Benefits.  Under these guidelines, a Participant shall be eligible for Severance Benefits, as determined pursuant to Article 4, if the Participant meets all of the following conditions:

(a) incurs an Involuntary Termination of Employment;

(b) executes and returns to the Plan Administrator a general written release and waiver of claims, in such form as determined by the Plan Administrator from time to time, within 21 days (or, to the extent required by applicable law, 45 days) after the Participant’s Separation Date and does not revoke such waiver of claims within 7 days after its execution;

(c) is in compliance with the covenants set forth in Section 4.6 on the Separation Date;

(d) returns to the Company any property of the Company that has come into the Participant’s possession; and

(e) performs all transition and other matters required of the Participant by the Company following his or her Involuntary Termination of Employment.

3.4 Ineligibility for Benefits.  Under these guidelines, a Participant shall not be eligible to receive Severance Benefits pursuant to Article 4 in the event of any of the following:

(a) The Participant’s termination of Employment for any reason other an Involuntary Termination of Employment (for example, termination of Employment by the Company for Cause, by the Participant without Good Reason, or due to the Participant’s death or Disability); or

(b) The amendment or termination of the Plan to eliminate a Participant’s eligibility to receive Severance Benefits prior to his or her Separation Date, in accordance with Section 6.1.

Article 4

Severance Benefits Guidelines

4.1 Severance Benefits.

(a) Involuntary Termination of Employment Not in Connection with a Change in Control.  Upon a Participant’s Involuntary Termination of Employment not occurring upon or within two years following a Change in Control, the Participant shall be entitled to receive:

(i) salary continuation payments for the period of time specified in the following table (the “Severance Period”) based on the Participant’s Years of Service on the Participant’s Separation Date;

Participant’s Years of Service	Severance Period
Less than 1	None
Between 1 and 2	3 months of Compensation
Between 2 and 3	6 months of Compensation
Between 3 and 5	9 months of Compensation
More than 5	12 months of Compensation

(ii) for a period ending upon the earlier of (x) the number of months in the Participant’s Severance Period (determined under Section 4.1(a)(i)) following the Separation Date and (y) the date on which the Participant becomes entitled to comparable Welfare Benefits from another employer:

(A) subject to the Participant’s proper election to continue healthcare coverage under COBRA, payment by the Company of the Participant’s COBRA premiums, less the amount that the Participant would be required to contribute for such healthcare coverage if the Participant were an active employee;

(B) continued coverage under the Company’s other Welfare Benefit plans, to the extent that such continued coverage is permitted by the terms of the applicable plan (including any related insurance contract) and applicable law; and

(C) with respect to any Welfare Benefits that cannot be provided under subsection (B) pursuant to the terms of the applicable plan (including any related insurance contract) or applicable law, cash payments equal to the aggregate premiums that the Company would have paid for the Participant for such Welfare Benefits during the period.

(b) Involuntary Termination of Employment in Connection with a Change in Control.  Upon a Participant’s Involuntary Termination of Employment occurring upon or within two years following a Change in Control, the Participant shall be entitled to receive:

(i) an amount equal to two years of Compensation;

(ii) for a period ending upon the earlier of (x) 18 months following the Separation Date and (y) the date on which the Participant becomes entitled to comparable Welfare Benefits from another employer:

(A) subject to the Participant’s proper election to continue healthcare coverage under COBRA, payment by the Company of the Participant’s COBRA premiums, less the amount that the Participant would be required to contribute for such healthcare coverage if the Participant were an active employee;

(B) continued coverage under the Company’s other Welfare Benefit plans, to the extent that such continued coverage is permitted by the terms of the applicable plan (including any related insurance contract) and applicable law; and

(C) with respect to any Welfare Benefits that cannot be provided under subsection (B) pursuant to the terms of the applicable plan (including any related insurance contract) or applicable law, cash payments equal to the aggregate premiums that the Company would have paid for the Participant for such Welfare Benefits during the period; and

(iii) full vesting of all outstanding equity compensation awards.  In that regard, for any unvested performance-based award, the target payout opportunities attainable under such award shall be deemed to have been fully earned as of the Separation Date based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control.  The post-employment exercise period of any outstanding stock option or similar award shall be as provided under the applicable award agreement.  The provisions of this Section 4.1(b)(iii) shall apply only to the extent more favorable to the Participant than under the applicable award agreement and only to the extent permitted by the applicable stock plan.

4.2 Commencement of Severance Benefits.

(a) The Severance Benefits payable to a Participant under Section 4.1(a) shall be paid out in installments in accordance with the Company’s payroll practices over the applicable payment periods described in Section 4.1(a)(i) and (a)(ii)(C), beginning on the first regularly scheduled payroll date occurring on or after the 60th day following the Separation Date (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall be paid on the First Payroll Date.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

(b) The Severance Benefits payable to a Participant under Section 4.1(b)(i) and (b)(ii)(C) shall be paid out in a lump sum cash payment on the first regularly scheduled payroll date occurring on or after the 60th day following the Separation Date.

4.3 Payment of Severance Benefits Upon Death of Participant.  If a Participant dies after Severance Benefits become payable under the Plan but prior to the date payment of Severance Benefits is completed, the actuarial equivalent present value of the Severance Benefits remaining to be paid, as determined solely by the Plan Administrator, shall be paid in a single lump sum no later than March 15 following the calendar year in which the Participant’s death occurs to the Participant’s legal surviving spouse, or if none, to the Participant’s estate.  Notwithstanding any provision of the Plan to the contrary, no Severance Benefits shall be paid following the death of the Participant unless the Company receives any release, agreement, waiver or other document required to be provided by the Participant’s surviving spouse or estate, as applicable, as a condition of receipt of Severance Benefits within the time frame required under the applicable release, agreement, waiver or other document but no later than 60 days following the Participant’s death, to the extent required by the Plan Administrator.

4.4 Cessation of Benefits.  Payment of Severance Benefits under the Plan shall cease immediately:

(a) Upon discovery by the Company that the Participant, while working as an employee of the Company, engaged in any activity which would have constituted Cause; or

(b) Upon discovery by the Company that the Participant has violated confidentiality, non-competition, non-solicitation or other covenants to which the Participant may be subject under Section 4.6.

4.5 Repayment of Benefits.  The Company reserves the right to recover Severance Benefits in the event a Participant violates any covenant to which he or she is subject under Section 4.6 or commits an action or conduct that constitutes Cause.

4.6 Restrictive Covenants.  To be eligible to receive Severance Benefits, a Participant must enter into standard Company agreements regarding protection of confidential information and ownership of trade secrets and inventions.   In addition to any covenants set forth in such standard Company agreements, in consideration for participation in the Plan, the covenants set forth on Exhibit A shall apply to each Participant, even if more restrictive than the covenants contained in such standard Company agreements.  In order to participate in the Plan, the Company may require a Participant to acknowledge in writing that he or she is subject to the restrictive covenants set forth on Exhibit A.

Article 5

Plan Administration

5.1 Plan Administrator’s Authority.  The Plan Administrator shall have full and complete authority to enforce the Plan in accordance with its terms and shall have all powers necessary to accomplish that purpose, including, but not limited to, the following:

(a) To apply and interpret the Plan in its absolute discretion, including the authority to construe disputed provisions;

(b) To determine all questions arising in its administration, including those related to the eligibility of persons to become Participants and eligibility for Severance Benefits, and the rights of Participants;

(c) To compute and certify the amount of Severance Benefits payable to Participants;

(d) To authorize all disbursements in accordance with the provisions of the Plan;

(e) To employ and reasonably compensate accountants, attorneys and other persons to render advice or perform services for the Plan as it deems necessary;

(f) To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant; and

(g) To appoint an agent for service of legal process.

All decisions of the Plan Administrator based on the Plan and documents presented to it shall be final and binding upon all persons.

5.2 Appointment of Separate Administrator.  The Plan Sponsor may appoint a separate Plan Administrator which shall be an officer of the Plan Sponsor or a committee consisting of at least two persons.  Members of any such committee may resign by written notice to the Plan Sponsor and the Plan Sponsor may appoint or remove members of the committee.  A Plan Administrator consisting of more than one person shall act by a majority of its members at the time in office and may authorize any one or more of its members to execute any document or documents on behalf of the Plan Administrator.

5.3 Claims for Benefits.  Generally, an obligation of the Plan to provide Severance Benefits to a Participant arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Participant.  A Participant not receiving Severance Benefits who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Participant’s or Participant’s authorized representative (the “Claimant”) may request in writing that his claim be reviewed by the Plan Administrator.  All such claims for benefits must be submitted to the Plan Administrator at the address of the Plan Sponsor’s corporate headquarters within 60 days after the Participant’s termination of employment.  The review of all claims for benefits shall be governed by the following rules:

(a) Time Limits on Decision.  Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within 90 days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional 90 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 90-day period. The extension notice shall indicate:

(i) The special circumstances requiring the extension of time; and

(ii) The date, no later than 180 days after receipt of the written claim, by which the Claimant can expect to receive a decision.

(b) Content of Denial Notice.  If a claim for benefits is partially or wholly denied, the Claimant will receive a written notice that:

(i) States the specific reason or reasons for the denial;

(ii) Refers to the specific Plan provisions on which the denial is based;

(iii) Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and

(iv) Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.4 Appeal of Denied Claims.  If the Claimant’s claim is denied and he or she wants to submit a request for a review of the denied claim, the following rules apply:

(a) Review of Denied Claim.  If a Claimant wants his or her denied claim to be reconsidered, the Claimant must send a written request for a review of the claim denial to the Plan Administrator no later than 60 days after the date on which he or she receives written notification of the denial.  The Claimant may include any written comments, documents, records or other information relating to the claim for benefits.  The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits.  The Plan Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b) Decision on Review.  The Plan Administrator shall review the denied claim and provide a written decision within 60 days of the date the Plan Administrator receives the Claimant’s written request for review.  This period may be extended by an additional 60 days if special circumstances require an extension of time, provided the Participant is notified of the extension within the initial 60-day period.  The extension notice shall indicate:

(i) The special circumstances requiring the extension of time; and

(ii) The date, no later than 120 days after receipt of the written request for review, by which the Claimant can expect to receive a decision.

(c) Content of Denial Notice.  If a claim for benefits is partially or wholly denied on appeal, the Claimant will receive a written notice that:

(i) States the specific reason or reasons for denial;

(ii) Refers to the specific Plan provisions on which the denial is based;

(iii) Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iv) Includes a statement of the right to bring a civil action under Section 502(a) of ERISA.

5.5 Limitations on Legal Actions; Dispute Resolution.  Claimants must follow the claims procedures described in this Article 5 before taking action in any other forum regarding a claim for benefits under the Plan.  Furthermore, any such action initiated by a Claimant under the Plan must be brought by the Claimant within one year of a final determination on the claim for benefits under these claims procedures, or the Claimant’s benefit claim will be deemed permanently waived and abandoned, and the Claimant will be precluded from reasserting it.  Further, after following the claims procedures described in this Article 5, except with respect to enforcement of any covenants in connection with Section 4.6, the following provisions apply to any further disputes that may arise regarding this Plan:

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Plan, the parties shall use their best efforts to settle such dispute, claim, question or disagreement.  To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

(b) If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party.  The parties shall mutually agree upon a single arbitrator within 30 days of such demand.  In the event that the parties are unable to so agree within such 30 day period, then within the following 30 day period, one arbitrator shall be named by each party.  A third arbitrator shall be named by the two arbitrators so chosen within ten 10 days after the appointment of the first two arbitrators.  In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA.  Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties.

(c) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction.  The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code.  The parties acknowledge that this Plan evidences a transaction involving interstate commerce.  The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 5.5.  Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Plan pending arbitration.  Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

(d) To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by a Participant as a result of any dispute under this Section 5.5 involving the validity or enforceability of, or liability under, any provision of this Plan (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this Plan) shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Plan.

(e) By agreeing to binding arbitration, a Participant must waive his or her right to a jury trial.  The claims covered by this Section 5.5 include any statutory claims regarding a Participant’s Employment or the termination of his or her Employment, including without limitation claims regarding workplace discrimination.

Article 6

Plan Amendment and Termination

6.1 Power to Amend and Terminate.  The Plan Sponsor may at any time terminate or amend the Plan in its sole discretion with respect to any or all Participants and Participants for any reason, including altering, reducing or eliminating benefits to be paid to Participants who have not yet experienced a Separation Date; provided, however, that any amendment or termination that eliminates potential Severance Benefits for a Participant shall not be effective until one year after notice is provided to the Participant.  The provisions of the Plan as in effect at the time of a Participant’s Separation Date shall control any Plan benefits paid to that Participant, unless modified by the Plan Sponsor or otherwise specified in the Plan.

6.2 Successor Employer.  Any successor to all or any portion of the business of the Plan Sponsor may, with the consent of the Plan Sponsor, continue the Plan.  Such successor shall succeed to all the rights, powers, and duties of the Plan Sponsor.  The Employment of any Participant who continues in the employ of the successor shall not be deemed to have been terminated or severed for purposes of this Plan.

Article 7

Miscellaneous Provisions

7.1 Section 280G.  Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any determination required under this Section 7.1 shall be made by the Company in its sole discretion.

7.2 Section 409A.  It is intended that the payments and benefits set forth in Article 4 are, to the greatest extent possible, exempt from the application of Code Section 409A and the Plan shall be construed and interpreted accordingly.  However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A and that the Participant is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Participant’s “separation from service” (as defined under Section 409A) and the Company (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the payments that the Participant would otherwise have received during such six-month period had no such delay been imposed and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan.  For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment.  To the extent required by Section 409A, any payments to be made to a Participant upon his termination of employment shall only be made upon such Participant’s separation from service.  The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of noncompliance with Section 409A.

7.3 Limitation on Liability.  In no event shall the Company, the Plan Administrator or any officer or director of the Company incur any liability for any act or failure to act with respect to the Plan.

7.4 Non-Assignment of Benefits.  Benefits paid under the Plan are for the sole use of Plan Participants.  Except as required by law, benefits provided under the Plan cannot be assigned, transferred or pledged to anyone as collateral for a debt or other obligation.

7.5 Construction.  Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate.

7.6 Conflict with Applicable Law.  If any provisions of ERISA or other applicable law render any provision of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

7.7 Contract of Employment.  Nothing contained in this Plan shall be construed to constitute a contract of employment between the Company and any employee or impose on the Company an obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company, nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his or her employment with the Company.

7.8 Source of Benefits.  The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA and a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA.  All benefits payable pursuant to the Plan shall be paid or provided by the Company from its general assets.  The Plan is not intended to be a pension plan described in Section 3(2)(A) of ERISA.

7.9 Withholding.  The Company shall have the authority to withhold or cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

7.10 Governing Law.  The Plan will be construed and enforced according to the laws of the State of North Carolina (other than its laws respecting choice of law) to the extent, if any, not preempted by ERISA.

EXHIBIT A

Restrictive Covenants

For purposes of this Exhibit A, “Parent” means an entity which is a holding company of or holds a controlling interest in the Company; “Affiliates” means a subsidiary of the Company or the Parent of the Company or a company over which the Company or any holding of the Company has control; and the definition of each of the Company, Parent and Affiliates, includes any of their successors-in-interest.

The Company, Parent and the Affiliates are part of the global holdings of Sealed Air Corporation, a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for the Company.  The Company, Parent and the rest of the Affiliates located throughout the world are engaged in the development, research, manufacture, distribution and sale of food and beverage, protective, shrink and medical applications packaging;  specialty materials; and cleaning, sanitation and hygiene products in the food and beverage, hospitality, healthcare, retail, food services or building service contractors sectors.

1. Acknowledgements.  The Participant acknowledges that the Company is engaged in the highly competitive business of the development, research, manufacture, distribution, and sale of food and beverage, protective, shrink and medical applications packaging; specialty materials; and cleaning, sanitation and hygiene products in the food and beverage, hospitality, healthcare, retail, food services or building service contractors sectors, and that the Participant serves in an executive, managerial, research, or sales capacity, and/or other designated position for the Company.  Further, the Participant acknowledges that in the course of the Participant’s employment with the Company, the Participant (i) has been given and will continue to be given access to trade secrets and other Confidential Information (as hereinafter defined); (ii) has participated and will continue to participate in the development of, execution of, and/or usage of inventions, products, concepts, strategies, methods, or technologies which are related to the Company’s business; (iii) has been given and will continue to be given specialized training relating to the Company’s products and/or processes; and/or (iv) has been given and will continue to be given access to the Company’s customers and other business relationships.

2. Non-Disparagement.  During the Participant’s employment with the Company and thereafter, the Participant will not make or publish any disparaging or derogatory statements about the Company, its products, parent and any of the Affiliates, together with their past, present and future officers, directors, employees, attorneys and agents.  Disparaging or derogatory statements include, but are not limited to, negative statements regarding the Company’s business or other practices; provide, nothing herein shall prohibit the Participant from providing any information as may be compelled by law or legal process or may be a protected disclosure under statutory law.

3. Non-Disclosure of Confidential Information.  The Participant acknowledges that Confidential Information is a valuable, special, and unique asset of the Company, Parent, and the Affiliates, and agrees to the following:

(a) Confidential Information Defined.  The term “Confidential Information” includes but is  not limited to, any and all of the Company’s Parent’s or Affiliates’ trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally known to the public or other third parties who could derive economic value for its use or disclosure.  Confidential Information includes, without limitation, the following: (i) marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of key purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; (ii) organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to the Company’s distributors; (iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices; (iv) technical information such as secret processes or machines, research projects, product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and training methods; (v) information disclosed to the Participant as part of a training process; and (vi) information of third parties provided to the Participant subject to non-disclosure restrictions for use in the Participant’s business for the Company.  Confidential Information also includes any work product created by the Participant in rendering services for the Company.

(b) Non-Disclosure of Confidential Information.  During the Participant’s employment with the Company and thereafter, the Participant will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than (i) disclosure to authorized employees and agents of the Company who are bound to maintain the confidentiality of the Confidential Information; and/or (ii) for authorized purposes during the course of the Participant’s employment

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in furtherance of the Company’s business.  the Participant’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of the Participant or others who were under non-disclosure obligations as to such information.

(c) Protection of Confidential Information.  The Participant will notify the Company in writing of any circumstances which may constitute unauthorized disclosure, loss, transfer, or use of Confidential Information.  The Participant will use the Participant’s best efforts to protect Confidential Information from unauthorized disclosure, loss, transfer, or use.  The Participant will implement and abide by all procedures adopted by the Company to prevent unauthorized disclosure, loss, transfer, or use of Confidential Information.

4. Ownership of Confidential Information and Inventions.

(a) Invention Defined.  The term “Invention” includes but is not limited to ideas, programs, processes, systems, machinery, equipment, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements of which the Participant conceives alone or in conjunction with others during the Participant’s employment with the Company and/or one (1) year  after the Participant’s employment ends which relate to the Company’s present or future business.  An Invention is covered by this Exhibit A regardless of whether (i) the Participant conceived of the Invention in the scope of the Participant’s employment; or (ii) the Invention is patentable.

(b) Ownership of Confidential Information and Inventions.  Confidential Information and Inventions are solely the property of the Company.  The Participant agrees that the Participant does not have any rights, title, or interest in any of the Confidential Information or Inventions.  Notwithstanding, the Participant may be recognized as the inventor of an Invention without retaining any other rights associated therewith.

(c) Disclosure and Assignment of Inventions.  The Participant hereby assigns to the Company all right, title and interest the Participant may have in any Inventions that are developed, made, authored, or conceived by the Participant (whether alone or with others) during the Participant’s employment with the Company or during such post-employment period described in Section 4(a) of this Exhibit A.  The Participant agrees to: (i) promptly disclose all such Inventions in writing to the Company; (ii) keep complete and accurate records of all such Inventions, which records shall be the Company property and shall be retained on the Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of the Company to establish and preserve the Company’s property rights in all such Inventions.  The Participant will, whenever requested to do so by the Company during employment by the Company or thereafter, at expense of the Company, render such reasonable assistance and execute and assign patent applications, patents, copyrights, copyright registrations and other instruments as the Company shall deem necessary or advisable in order to apply for, obtain and from time to time enforce United States patents or patents in foreign countries covering any such Inventions and to place in the Company or its nominees, the sole and exclusive right in and to such Inventions, patent applications, patents and copyrights.  This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Participant’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Participant for the Company.

5. Return of Confidential Information and Company Property.  Immediately upon termination of the Participant’s employment with the Company, for whatever reason, the Participant shall return to the Company all of the Company’s property relating to the Company’s business, including without limitation all of the Company’s property which is in the possession, custody, or control of the Participant such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.

6.Obligations to Other Entities or Persons.  The Participant warrants that the Participant is not bound by the terms of a confidentiality agreement or any other legal obligations which would either preclude or limit the Participant from disclosing or using any of the Participant’s ideas, inventions, discoveries or other information or otherwise fulfilling the Participant’s obligations as an employee to the Company and under any applicable employment contract, if any, and also under this Exhibit A.  While employed by the Company, the Participant shall not disclose or use any confidential information belonging to another entity or other person in the performance of the Participant’s duties and responsibilities to the Company.

7. Conflict of Interest and Duty of Loyalty.  During the Participant’s employment with the Company, the Participant shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) is competitive with the Company’s business; (ii) deprives or potentially could deprive the Company of any business opportunity; (ii) conflicts or potentially could conflict with the Company’s business interests; or (iv) is otherwise detrimental to the Company, including but not limited to preparations to engage in any of the foregoing activities.

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8. Non-Competition Covenants.  The Company and the Participant acknowledge and agree that the following non-competition covenants are reasonable and necessary to protect the legitimate interests of the Company, Parent and Affiliates, including, without limitation, the protection of Confidential Information, Inventions and goodwill.  The Participant agrees to, and covenants to comply with, each of the following separate and divisible restrictions:

(a) Definitions.

(1) “Competing Product” is defined as (a) any of the following products, services, processes, solutions, equipment, machinery and services: (i) any food and/or beverage packaging product, process, solution, equipment, machinery or service, including but not limited to fresh food packaging technologies, vacuum shrink, tray lidding, horizontal flow packaging, vertical flow packaging, thermoforming; (ii) any protective packaging product, process, solution, equipment, machinery, or service, including but not limited to inflatables, protective and cushioned wraps, mailers and shipping bags, foam packaging, corrugated packaging, corrugated packaging, automated packaging systems, paper products, or loose fill; (iii) any shrink packaging product, process, service, equipment or machinery, including but not limited to performance shrink films, shrink sleeve labels; (iv) any specialty materials product, process, solution, equipment, machinery or service, including but limited to alternative energy, cold chain solutions, consumer products, automotive, composite processing, vacuum insulation panels, or personal protection; (v) any medical applications packaging product, process, solution or service, including but not limited to custom thermoformed products, medical films or pharmaceutical films; (vi) any cleaning, sanitation, and hygiene product, process, solution, equipment, machinery or service sold to or applied in the following sectors: food and beverage, hospitality, healthcare, retail, food services or building service contractors, and such other sectors as the Company may be serving at the time of the Participant’s termination of employment with the Company;  (vii) any other product, process, solution, equipment, machinery, or service, in each case that is similar to (or would serve as a substitute for) and competitive with any of the above described products, processes, solutions, equipment, machinery, or services; (viii) any other product, process, solution, equipment, machinery, or service, in each case that the Company, Parent and/or Affiliate is researching, developing, manufacturing, distributing, selling and/or providing at the time of the Participant’s termination of employment with the Company; and/or (ix) any product, process, solution, equipment, machinery, or service that is similar to (or would serve as a substitute for) and competitive with any product, process, solution, equipment, machinery, or service that the Company, Parent and/or Affiliate is researching, developing, manufacturing, distributing, selling and/or providing at the time of the Participant’s termination of employment with the Company; and (b) which the Participant worked in conjunction with or obtained any trade secret or other Confidential Information about at any time during the two (2) years immediately preceding the termination of the Participant’s employment with the Company.

(2) “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products or has plans to research, develop, manufacture, market, distribute, and/or sell one or more Competing Products.  A Competing Organization is diversified if (a) it controls or is in common control of entities which conduct business in an industry other than food and/or beverage packaging, protective packaging, shrink packaging, specialty materials, medical applications packaging, or cleaning, sanitation and hygiene products in the food and beverage, hospitality, healthcare, retail, food services or building service contractors industries, or (b) operates multiple business divisions, units, lines or segments some of which do not involve any Competing Products.

(3) “Prohibited Capacity” is defined as: (i) the same or similar capacity or function in which the Participant worked for the Company at any time during the last two (2) years of the Participant’s employment; (ii) any executive or managerial capacity; (iii) any sales or sales management capacity; (iv) any research or research management capacity; and/or (v) any other capacity in which the Participant’s knowledge of Confidential Information and/or Inventions would provide a competitive advantage  to a Competing Organization.

(4) “Restricted Geographic area” is defined as the Continental United States and all other countries, territories, or states in which the Company is doing business or is selling its products at the time of termination of the Participant’s employment with the Company, and includes the countries, states, and/or provinces in which the Participant worked for the Company during the two (2) years immediately preceding the termination of the Participant’s employment with the Company.

(5) “Non-Competition Period” is defined (a) the period that the Participant is employed by the Company; and (b) a post-employment period of eighteen (18) months after the Participant’s last day of employment with the Company, unless otherwise extended by the Participant’s breach of this Exhibit A.

(6) “Customer” is defined as any distributor, entity or person with respect to whom, as of the termination of the Participant’s employment with the Company or at any time during the two (2) years prior to such employment termination, the Company sold or provided any products and/or services.

(7) “Active Prospect” is defined as any person or entity that the Participant identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of any of the Company’s products or

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services at any time during the last twelve (12) months of the Participant’s employment with the Company, and/or any person or entity that the Company identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of any Company’s products or services at any time during the last twelve (12) months of the Participant’s employment with the Company.

(b) Restrictive Covenants.  During the Non-Competition Period, the Participant agrees to be bound by each of the following independent and divisible restrictions:

(1) The Participant will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.

(2) The Participant will not be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in any capacity if it is likely that as part of such capacity, the Participant would inevitably use and/or disclose any of the Company’s trade secrets or other Confidential Information.

(3) The Participant may be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization provided that: (i) the Competing Organization’s business is diversified; (ii) the part of the Competing Organization’s diversified business with which the Participant will be affiliated is not the same part of the Company’s business with which the Participant was affiliated during the last two (2) years of the Participant’s employment with the Company; (iii) the Participant’s affiliation with the Competing Organization does not involve any Competing Products; (iv) the Participant provides the Company with a written description of the Participant’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to the Company that the Participant’s affiliation with the Competing Organization does not constitute a Prohibited Capacity; and (v) the Participant’s affiliation with the Competing Organization would not likely cause the Participant to inevitably use and/or disclose any of the Company’s trade secrets or other Confidential Information.

(4) The Participant will not be employed by, work for, consult with, provide services to or lend assistance to any Customers or Active Prospects in the Restricted Geographic Area in a capacity or role that involves any Competing Products and is competitive with the business of the Company.

(5) The Participant will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products to any of the Company’s Customers located in Restricted Geographic Area or otherwise solicit or communicate with any of the Company’s Customers located in the Restricted Geographic Area for the purpose of selling, marketing or providing, assisting in the provision, selling or marketing of, or attempting to sell, market or provide any Competing Products.

(6) The Participant will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products to any of the Company’s Customers with respect to whom, at any time during the two (2) years immediately preceding the termination of the Participant’s employment with the Company, the Participant had any sales or service contact on behalf of the Company, the Participant had any business contact on behalf of the Company, the Participant had any sales or service responsibility (including without limitation any supervisory or managerial responsibility) on behalf of the Company, or the Participant had access to, or gained knowledge of, any Confidential Information concerning the Company’s business with such customer, or otherwise solicit or communicate with any such customers for the purposes of selling or providing any Competing Products.

(7) The Participant will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products to any of the Company’s Active Prospects, or otherwise solicit or communicate with any of the Company’s Active Prospects for the purpose of selling or providing any Competing Products.

(8) The Participant will not urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom the Company has or has had a business relationship during the twelve (12) months immediately preceding the termination of the Participant’s employment with the Company to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.

(9) The Participant will not solicit, recruit, hire, employ, engage or retain, or assist any Competing Organization in the solicitation, recruitment, hiring, employment, engagement or retention of, any of the Company’s distributors, sales representatives, or consultants located in the Restricted Geographic Area, for any competitive purpose.

(10) The Participant will not employ, engage in personal service or favor (whether or not compensated), solicit for employment, advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any

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individual now or hereafter employed by the Company, or otherwise induce or entice any such employee to leave his/her employment with the Company to work for, consult with, provide services to, or lend assistance to any Competing Organization.

(11) The Participant agrees that the divisible covenants contained in this Exhibit A prohibit the Participant from engaging in the restricted activities directly or indirectly, whether on the Participant’s behalf or on behalf of or for the benefit of any other person or entity, including for the Participant’s benefit, and that all of the covenants restrict the Participant from engaging in activities for a competitive purpose.

(12) The Non-Competition Period shall not expire during any period in which the Participant is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period the Participant was in violation of any such restrictions.

9. Reasonableness of Terms.  The Participant acknowledges and agrees that the restrictive covenants contained in this Exhibit A are reasonably necessary to protect the Company’s, Parent’s and Affiliates’ legitimate interests in Confidential Information, Inventions, and goodwill.  Additionally, the Participant acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area.  The Participant further acknowledges and agrees that the restrictive covenants set forth in this Exhibit A will not pose any hardship on the Participant and that the Participant will reasonably be able to earn an equivalent livelihood without violating any provision of this Exhibit A.

10. Severability, Modification of Restrictions.  The covenants and restrictions in this Exhibit A are separate and divisible, and to the extent any clause, portion or section of this Exhibit A is determined to be unenforceable or invalid for any reason, the Company and the Participant acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Exhibit A.  If any particular covenant, provision or clause of  this Exhibit A is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision or clause, the Company and the Participant acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The parties agree that any court interpreting the provisions of this Exhibit A shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

11. Remedies.  The Participant acknowledges that a breach or threatened breach by the Participant of this Exhibit A will give rise to irreparable injury to the Company and the money damages will not be adequate relief for such injury.  Accordingly, the Participant agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available.  In addition to all other relief to which it shall be entitled, the Company shall be entitled to continue to enforce this Exhibit A and recover from the Participant all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Exhibit A in which the Company prevails in any respect, including but not limited to, any action or proceeding in which the Company seeks enforcement of this Exhibit A or seeks relief from the Participant’s violation of this Exhibit A.

12. Survival of Obligations.  The Participant acknowledges and agrees that the Participant’s obligations under this Exhibit A, including, without limitation, the Participant’s non-disclosure and non-competition obligations, shall survive the termination of the Participant’s employment with the Company, whether or not such termination is with or without cause or whether or not it is voluntary or involuntary.  The Participant further acknowledges and agrees that: (a) the Participant’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 3 and 8 of this Exhibit A shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate the Participant’s obligations under Sections 3 and 8 of this Exhibit A or to preclude the Company from obtaining injunctive relief or other remedies for the Participant’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of actions by the Participant against the Company, whether predicted on this Exhibit A or otherwise, shall not constitute a defense to the Company enforcement of the Participant’s obligations under Sections 3 and 8 of this Exhibit A.

13. Governing Law and Choice of Forum.  This Exhibit A shall be construed and enforced in accordance with the laws of the State of North Carolina, notwithstanding any state’s choice-of-law rules to the contrary.  The parties hereby submit to the jurisdiction of the State and Federal Courts in the State of North Carolina and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.  Language translations aside, the English version shall govern.

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14. Successors and Assigns.  The Company shall have the right to assign this Exhibit A, and, accordingly, this Exhibit A shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on the Participant, the Participant’s executors, administrators, personal representatives or other successors in interest.  The services to be provided by the Participant to the Company are personal to the Participant, and the Participant shall not have the right to assign the Participant’s duties under this Exhibit A.

15. Modification.  This Exhibit A may not be amended, supplemented, or modified except by a written document signed by both the Participant and a duly authorized officer of the Company.

16. No Waiver.  The failure of the Company to insist in any one or more instances upon performance of any of the provisions of this Exhibit A or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

17. Counterparts.  This Exhibit A may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.

18. Entire Agreement.  This Exhibit A constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings or representations, oral or written, on the subjects addressed herein.  Notwithstanding the foregoing, to the extent the Participant has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of the Company and has breached or violated the terms thereof, the Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

The Participant’s signature below indicates that the Participant has read Exhibit A and the Plan in their entirety, the Participant understands what the Participant is signing, and is signing it voluntarily.  The Participant agrees that the Company advised the Participant to consult with an attorney prior to signing this Exhibit A.

“PARTICIPANT”	“COMPANY”

By:
Name:	Title:
Date:	Date:

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